Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-232191, 333-237345, 333-254499, and 333-263531) on Form S-8 and (No. 333-265107) on Form S-3, of our report dated March 6, 2023, with respect to the consolidated financial statements of Stoke Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 6, 2023